SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported):

January 6, 2006

ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13638	13-3711775

(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

417 Fifth Avenue, New York, New York		10016
(Address of principal executive offices)		(Zip code)

(212) 576-4000
(Registrant's telephone number, including area code)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a)          On January 6, 2006, Marvel Entertainment, Inc. (the “Company”), its wholly owned subsidiary Marvel Characters, Inc. (“MCI”), and, solely with respect to characters based on movies and television shows featuring Spider-Man and produced by Sony Pictures Entertainment Inc., Spider-Man Merchandising L.P. (the “LP” and, together with MCI, the “Licensor”), entered into a license agreement and associated arrangements (collectively the “Agreement”) with Hasbro, Inc. (“Hasbro”).

Pursuant to the Agreement, the Licensor granted to Hasbro a license to utilize certain intellectual property for purposes of manufacturing, promoting, selling and distributing products in the following licensed categories: action figures, Marvel Super Hero Kids pre-school figures, puzzles and board games, non-costume/non-dress up action and role-play weapons and accessories, TITANIUM die-cast figures and vehicles and ATTACKTIX figures for the ATTACKTIX tactics game, all as such categories are defined in the Agreement. Subject to Hasbro’s compliance with the terms of the Agreement, the Licensor will not, during the term of the Agreement, grant to any other party, nor shall the Licensor or their affiliates utilize, the right to sell or distribute products based on the licensed intellectual property in the categories of action figures and non-costume/non-dress up action and role-play weapons and accessories. The Agreement grants Hasbro rights worldwide, with the exclusion of Japan, China, Hong Kong, Taiwan and Korea.

The licensed intellectual property is comprised of all Marvel Classic Characters, the Marvel Super Hero Kids pre-school interpretation of the Marvel Universe, and to the extent that the Licensor owns or controls the associated merchandising rights, all Marvel Movie Characters and Marvel Animated and Live-Action Television Characters, as such properties are defined in the Agreement.

The Agreement allows for retail sales of the licensed product commencing January 1, 2007. The term of the Agreement is expected to expire on December 31, 2011, but is subject to limited extension (not in any event to extend beyond December 31, 2013) for certain events, including if the Licensor does not release a minimum of either (i) five non-Spider-Man qualifying theatrical releases or (ii) four non-Spider-Man qualifying theatrical releases and one qualifying television animated broadcast series during the term. The effectiveness of the Agreement is conditioned upon fulfillment of all requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”).

The Company has agreed to provide Hasbro with creative consultation with respect to the creation, appearance, packaging and marketing of the licensed products, for which the Company will receive a service fee. The Licensor has review and approval rights over licensed merchandise and associated marketing efforts. The Agreement further provides for minimum marketing and product offering commitments.

The Agreement calls for payments by Hasbro of royalties to the Licensor and service fees to the Company based upon specified percentages of Hasbro’s net sales of different categories of licensed product, with a minimum aggregate guaranteed payment of $205 million over the term of the Agreement, provided that the Licensor releases two qualifying Spider-Man movies. The payment of the $205 million in guaranteed fees is due as follows: (i) $100 million upon expiration of the waiting period under the HSR Act, (ii) $70 million upon national release in the United States of the third Spider-Man movie, and (iii) $35 million upon the national release in the United States of the fourth Spider-Man movie.

On January 9, 2006, the Company and Hasbro issued a press release announcing the Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
99.1	Press release dated January 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARVEL ENTERTAINMENT, INC.

By:          /s/ John Turitzin

Name:	John Turitzin
Title:	Executive Vice President
and General Counsel

Date: January 10, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 9, 2006.